EXHIBIT 23

CONSENT OF ACCOUNTANTS

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement (File No. 333-53600) of MutualFirst Financial, Inc.’s 2000 Recognition and Retention Plan and 2000 Stock Option and Incentive Plan on Form S-8 of our reports dated March 7, 2008 on the consolidated financial statements of MutualFirst Financial, Inc. as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, and on our audit of internal control over financial reporting of the MutualFirst Financial, Inc. as of December 31, 2007, which reports are incorporated by reference in MutualFirst Financial, Inc.’s Annual Report on Form 10-K.

/s/ BKD, LLP

Indianapolis, Indiana
March 13, 2008